Exhibit 10.01

Form of Centuri Construction Group, Inc.

Short-Term Incentive Plan (STIP) For Exempt Executive Employees

Plan Objectives

This Plan applies to Centuri Construction Group, Inc. and its subsidiaries (collectively referred to herein as “Centuri” unless the Committee determines that a reference to Centuri is intended to refer only to Centuri Construction Group, Inc.). As used herein: “Plan Year” means the [applicable] calendar year; the term “CEO” means Centuri’s President & CEO; and the term “Committee” means Centuri’s Compensation Steering Committee, which group shall be comprised of the CEO, Centuri’s Executive Vice-President/Chief Financial Officer, and Centuri’s Senior Vice-President of Human Resources (“SVPHR”), along with such others as the CEO may appoint as Committee members from time to time. The CEO may remove one or more Committee members at any time.

The objectives of this Plan are to:

•	Retain exempt executive employees.

•	Connect short-term compensation to Centuri’s business goals and performance.

Plan Status

The Plan is a bonus plan and has been designed to fit into the Department of Labor Regulation Section 2510.3-2(c) bonus program exception to an employee pension benefit plan status under the Employee Retirement Income Security Act of 1974, as amended. The Plan generally pays bonus compensation shortly after the year in which it is earned and vested. A STIP award bonus for the Plan Year may be deferred and as such will be subject to Section 409A of the Internal Revenue Code of 1986, (the “Code”) as amended. For purposes of this Plan, Code Section 409A, and the rules, regulations, and published guidance of the Internal Revenue Service promulgated for Code Section 409A, are hereinafter collectively referred to as “Section 409A.”

Eligibility and Target Short-Term Incentive Opportunity

Employees eligible for participation under this Plan are employees (1) whose jobs are designated by Centuri to receive compensation at or above Centuri’s Salary Grade 15 or 16, (2) whose jobs are deemed to be exempt positions as defined by the Fair Labor Standards Act (FSLA), and (3) who are designated to participate in the Plan by the Committee; eligibility starts upon hire or promotion into a Plan-designated position (subject to written confirmation by the CEO, the SVPHR, or the designee of either, by way of an offer letter or notice of Plan eligibility).

A Centuri employee shall not be eligible to receive a Plan award bonus for the Plan Year under this Plan if the employee is eligible for a bonus for the Plan Year under any other Centuri short-term incentive plan. A Plan award bonus earned by an eligible employee/participant in the Plan Year will be paid to such eligible employee/participant only if employee remains actively employed by the Centuri at the time of payout.

An employee eligible to participate in the STIP must be employed by Centuri on January 1 [of the Plan Year]. Notwithstanding the foregoing, during the Plan Year, the CEO may designate one or more other employees as eligible to participate in the STIP; provided, however, that any STIP award bonus payable to such a designated employee shall be prorated awards, as determined by the Committee, with such proration based on the portion of the Plan Year in which the designated employee actually participates in the STIP.

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Plan bonus payouts are salary-based (and subject to the goals attainment, measures and weightings discussed elsewhere in this Plan), and the base salary used for such shall be pegged to an employee’s base salary as of October 1st of the Plan Year. For purposes of this Plan, the term “Base Salary” means a STIP participant’s base salary as shown on the Centuri payroll system; provided, however, that in no event will “Base Salary” include overtime pay, disability pay, bonuses or any other type incentive pay, cash or non-cash taxable or non-taxable fringe benefits including but not limited to car, club or other allowances, or any other supplemental compensation.

Plan Design with Performance Measures and Goals

The purpose of the STIP is to align the interests (and motivate the actions) of Centuri’s exempt employees with the interests of Centuri’s owners in growing Centuri’s earnings, profitability, safety and business.

Notwithstanding any other provision in this Plan to the contrary, if Centuri does not achieve a required minimum level of annual net profit before incentives and taxes for the Plan Year, the Plan will not pay any bonuses for the Plan Year. The required minimum level of annual net profit before incentives and taxes for the Plan Year will be set forth in the Target, Threshold and Maximum for Centuri Pre-Tax Income Measure.

The calculation of the bonus, if any, payable under this Plan to a Plan participant for the Plan Year will be determined based on the participant’s bonus award opportunity (determined using the STIP Target Award as a Percentage of Base Salary and the STIP Award Opportunity Schedule (as a Percentage of Target Based on Achievement) in combination with the following four performance measures or components:

1.	Target, Threshold, and Maximum for Centuri Pre-Tax Income Measure;

2.	Target, Threshold, and Maximum for Centuri Safety Measure; and

3.	Weighting of Measures for Area, Region and Division; and

4.	Individual Goals Achievement Score and Award Matrix.

The Target, Threshold and Maximum for Centuri Pre-Tax Income Measure will establish the corporate profitability goal (on a consolidated basis) for the Plan Year.

The Target, Threshold, and Maximum for Centuri Safety Measure will be based on the American Gas Association (“AGA”) industry days away from work, restricted or transferred (“DART”) incident rate standard measurement for safety.

The Weighting of Measures for Area, Region and Division establishes the weighting of the measures in determining the award bonus payable to a participant.

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The Individual Goals Achievement Score and Award Matrix is used to determine the percentage of the award bonus payable to the participant.

STIP Award Bonus Calculation Example

Example:

Assume an employee (“Employee A”) is a Plan participant and has a Base Salary of $100,000. Pursuant to the STIP Target Award as a Percentage of Base Salary and the STIP Award Opportunity Schedule (as a Percentage of Target Based on Achievement), Employee A has a target award opportunity of 50% of Employee A’s $100,000 in Base Salary, i.e., a target award opportunity of ($100,000 x 50%) = $50,000.

Assume for the Plan Year that profit achievement is 110% of the net profit goal and safety achievement is 135% of the safety goal. Based on these facts, Employee A’s 2018 STIP bonus award would be calculated as follows:

1.	Target, Threshold, and Maximum for Centuri Pre-Tax Income Measure;

2.	Target, Threshold, and Maximum for Centuri Safety Measure; and

Step One:	Calculate STIP target opportunity: $100,000 x 50% = $50,000.
Step Two:	Calculate amount for each component using the Weighting of Measures for Area, Region, and Division (Appendix E)
	Profit	$50,000 x 70% Weight = $35,000
	Safety	$50,000 x 20% Weight = $10,000
	Individual Performance	$50,000 x 10% Weight = $ 5,000

Step Three:	Determine achievement and award percentages on Target, Threshold, and Maximum for Centuri Pre-Tax Income Measure, Target, Threshold, and Maximum for Centuri Safety Measure and Individual Performance.

	Profit	110% Achievement = 128% Award
	Safety	135% Achievement = 170% Award
	Individual Performance	100% Achievement = 100% Award

Step Four:	Calculate STIP award bonus:
	Profit	$35,000 x 128% = $44,800
	Safety	$10,000 x 170% = $17,000
	Individual Performance	$5,000 x 100% = $5,000

Total earned	= $66,800

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Vesting and Payment

Vesting:

Subject to the special vesting rules for a Plan participant (a “Participant”) that Centuri classifies at any time during the Plan Year as a Grade Level 15 employee or Grade Level 16 employee (collectively the “GL 15/16 Employees”), a Participant must remain employed at Centuri, or one of its affiliated companies, on the date that all or any portion of such Participant’s STIP Plan award bonus is paid to the Participant. Until that date, the Participant’s STIP award bonus will remain 0% vested.

As discussed further below, the STIP award bonus payable to GL 15/16 Employees is divided up into an annual incentive amount paid during the calendar year following the Plan Year and a retention incentive amount paid in two equal installments during the second and third calendar years following the Plan Year.

Payment of Award Bonuses and Interest on Delayed Payments to GL 15/16 Employees:

All STIP award bonus payments for the Plan Year are taxable and subject to payroll withholding taxes when paid.

Provided that a Participant has complied with the non-solicitation, non-compete, non-disparagement, and confidentiality requirements described in Section 3.12 of the Governing Terms and Conditions of this Plan (see page 8) (the “Requirements”), any full, partial, or prorated 2018 STIP award bonus payable with respect to the Participant will (subject to the Specified Employee rule and the payout rule for GL 15/16 Employees set forth below) be paid in one lump sum payment to the Participant during the first six calendar months immediately following the end of the Plan Year.

Notwithstanding the forgoing payment provisions, if (1)a Participant is a Specified Employee as of the date of his or her Separation from Service, and (2) a Plan payment to the employee is subject to Section 409A, no distribution on account of the employee’s Separation From Service, due to Retirement, may be made with respect to such employee before the date that is six months after the employee’s Separation From Service (or, if earlier than the end of the six-month period, the date of the employee’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Section 409A. The term “Specified Employee” means, for any year in which Centuri (or a Code Section 414(b-c) controlled group member of Centuri) is publicly traded, any employee who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Committee in accordance with Section 409A and in particular, Treasury Regulations Section 1.409A-1(i) Specified Employees.

Notwithstanding the forgoing payment provisions, each of the GL 15/16 Employees, who as of the applicable payment date has satisfied the Requirements, shall be paid his/her STIP award bonus for the Plan Year in three payments, described in the next paragraph, assuming that the employee vests in each such payment by remaining a Centuri employee on the payment date:

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For Grade Level 15 employees, the total target STIP award bonus is 35% of Base Salary (comprised of a 25% of Base Salary target annual incentive amount and a 10% target retention incentive amount). For Grade Level 16 employees, the total target STIP award bonus is 50% of Base Salary (comprised of a 35% of Base Salary target annual incentive amount and a 15% target retention incentive amount). Actual STIP award bonus payments will vary from target awards based on Centuri performance. The annual incentive portion of the STIP award bonus payable to GL 15/16 Employees shall be paid during the calendar year following the Plan Year and the retention incentive portion of the STIP award bonus payable to GL 15/16 Employees shall be paid in two equal installments during the second and third calendar years following the Plan Year. Each of the GL 15/16 Employees shall be 0% vested in each of the three annual payments of their STIP award bonus unless they remain employed by the Centuri on the payment date for such payment.

The second and third STIP award bonus payment to GL 15/16 Employees (the retention incentive portion) shall be credited with five percent (5%) interest so that (1) the second payment is one hundred and five percent (105%) of the payment otherwise due, and (2) the third payment is 110.25% of the payment otherwise due.

For purposes of this Plan, the term “Retirement” means a Separation from Service arising from:

(1)

the termination, with approval from the CEO, of a Participant’s employment with Centuri, or one of its affiliated companies, after the Participant has both attained age 59 1⁄2, and completed 12 complete calendar months of employment with Centuri, or one of its affiliated companies, or

(2)	the termination by a Participant’s of his/her employment with Centuri, or one of its affiliated companies, after the Participant has attained age 65.

For purposes of this Plan, the term “Separation from Service” shall have the meaning given to such term by Treasury Regulation Section 1.409A-1(h).

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Deferral of a STIP Award Bonus Payment and Payment of Deferred Amounts.

Payment of a Participant’s STIP award bonus for the Plan Year may be deferred if and only if the Participant makes a timely and proper deferral election pursuant to the rules in the Centuri Construction Group, Inc. Executive Deferred Compensation Plan (the “Centuri DC Plan”) and such election is compliant with the election requirements of Treasury Regulation Section 1.409A-2 and Section 409A. If a deferral election is made, the amount deferred shall be paid out at the times and in the manner dictated by the terms of such election and the payment provisions of the Centuri DC Plan.

Terms and Conditions

STIP adoption, amendment or termination is at the sole discretion of the Board. Plan administration and interpretation is at the sole discretion of the Committee. Nothing herein should be interpreted to communicate any manner of a promise; no obligations are created beyond those expressly stated in this document, subject to the above-reserved discretion and all other reservations herein made. Neither this document (nor the STIP it describes) amount to, or result in, any manner of an employment contract or rights to continued employment.

The STIP, and any participation thereto, is also subject to the additional terms and conditions contained in the following section, Governing Terms and Conditions.

Governing Terms and Conditions

1.	STIP Amendment and Termination.

The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the STIP or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant adversely affect such Participant’s rights with respect to future payouts of a STIP award bonus that the employee has become vested in, and provided further that no payment of benefits shall occur upon termination of the STIP unless Section 409A does not apply to the Plan or, if Section 409A does apply to the Plan, the requirements of Section 409A have been met.

2.	Plan Administration.

2.1	Administration by Committee. The STIP shall be administered by the Committee or its express delegate, which shall have the authority to:

(a)	construe and interpret the STIP and apply its provisions;

(b)	promulgate, amend and rescind rules and regulations relating to the administration of the STIP;

(c)	authorize any person to execute, on behalf of the Centuri, any instrument required to carry out the purposes of the STIP;

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(d)	determine minimum or maximum Awards and payouts under the STIP;

(e)	select, subject to the limitations set forth in the STIP, those employees who shall be Participants;

(f)	interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the STIP and any instrument or agreement relating to the STIP; and

(g)	exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the STIP.

2.2	Non-Uniform Treatment. Board/Committee determinations under the STIP need not be uniform and any such determinations may be made selectively among Participants.

2.3	Board Decisions Final. All decisions made by the Board pursuant to the provisions of the STIP shall be final and binding on the employees participating in the STIP.

3.	Miscellaneous.

3.1

No Employment or Other Service Rights. Nothing in the STIP or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to be employed by Centuri or interfere in any way with the right of Centuri to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

3.2	Tax Withholding. Centuri shall have the right to deduct from any amounts otherwise payable under the STIP any federal, state, local, provincial or other applicable taxes required to be withheld.

3.3

Governing Law. The STIP shall be administered, construed and governed in all respects under and by the laws of Arizona, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

3.4

Section 409A. The payments and benefits provided hereunder are intended to be structured in a manner to avoid imposition of any penalty taxes under Section 409A. In no event shall Centuri or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A). Notwithstanding any provision in the Agreement to the contrary:

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(a)	If any STIP payment is determined to be subject to Section 409A, the STIP shall be interpreted and administered such that such payments comply to the fullest extent possible with Section 409A.

(b)	Each payment hereunder shall be deemed to be a separate and distinct payment for purposes of Section 409A.

3.5	General Assets/Trust. All amounts provided under the STIP shall be paid from the general assets of Centuri and no separate fund shall be established to secure payment.

3.6	No Warranties. Neither Centuri nor the Board warrants or represents that the value of any Participant’s potential payout.

3.7	Beneficiary Designation. Reserved.

3.8

No Assignment and Unsecured Creditor. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid, except for the designation of beneficiaries. A Participant’s rights to Plan benefits represent rights only of a Centuri general unsecured creditor. The Plan constitutes a mere promise by Centuri to make benefit payments in the future. It is the intention of Centuri that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

3.9	Expenses. The costs of administering the STIP shall be paid by Centuri.

3.10

Severability. If any provision of the STIP is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

3.11	Headings and Subheadings. Headings and subheadings in the STIP are for convenience only and are not to be considered in the construction of the provisions hereof.

3.12	Obligations of Non-Solicitation/Non-Compete/Non-Disparagement/Confidentiality

(a)

A precondition to eligibility under the STIP and payment of STIP award(s) shall be that of the Participant agreeing to the following obligations (which agreement shall be evidenced by Participant’s signature to the “congratulations” letter (issued by the CEO, the VPHR, or the designee of either) with which the STIP was submitted for Participant’s review):

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(1)

For purposes of the Section 3.12, the term “Centuri” shall include its subsidiaries. At no time during Participant’s employment at Centuri (or any affiliate) or within a period of one year immediately following termination of same (for any reason and no matter by whom) shall Participant in any way:

A.

solicit or persuade any officer, employee, consultant or agent of Centuri to leave the services thereof or, if Participant is no longer employed at Centuri, hire any such individual who was a Centuri employee at the time of such solicitation or hiring.

B.

solicit or persuade any customer, prospective customer, licensee, vendor, consultant, referral source or other account of Centuri to not purchase, or reduce or discontinue purchasing any products or services from Centuri, or from providing any products or services to Centuri.

C.

organize or operate in any way (or assist any person, organization or entity in organizing and operating) any business in the United States or Canada that in any way competes, directly or indirectly, with the products or services of Centuri.

(2)

Participant shall make no statement, orally or in writing, that in any manner disparages or impugns the reputation or goodwill of Centuri and/or any of its affiliates (subject to such rights as are protected under applicable law, such as but not intended to be limited to participant’s Section 7 rights under the National Labor Relations Act of 1935).

(3)

Participant also acknowledges that, irrespective of his or her eligibility under the STIP, and at all times while employed at Centuri and for all times after termination (voluntarily or involuntarily, with or without cause) he or she has an ongoing obligation to neither disclose nor use any confidential, trade secret and/or proprietary information (as hereinafter defined, any and all of which is also referred to herein as “Protected Information”) belonging to Centuri or any Customer, except as done in the course of Participant’s employment with Centuri or as expressly authorized by Centuri, it being understood and agreed:

A.

Centuri’s Protected Information is one of its most important assets, the unauthorized disclosure or use of which would be highly detrimental to Centuri’s interests, and any and all such information is Centuri’s exclusive property having independent economic value.

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B.

As an employee of Centuri, Participant will be exposed to Protected Information in the course of day to day business activities, inasmuch as such exposure is essential to the performance of Participant’s job duties. The provisions of this Section 3.12 and each of its subparts are a condition of Participant’s continued employment with Centuri, and Participant’s employment and compensation by Centuri are induced by and in consideration of Participant’s acknowledgement and fulfillment of his or her obligations described within this Section 3.12 and each of its subparts (and, if in supplementation, as stated elsewhere by Centuri, such as but not limited to its policies and procedures and its Code of Business Conduct and Ethics).

C.

The business of Centuri and the nature of Participant’s employment will also permit access to protected information belonging to Customers, which is the Customer’s property and the unauthorized disclosure or use of which would be highly detrimental to Centuri, as well as the Customer.

D.

At no time shall Participant disclose or use, directly or indirectly, any Protected Information, except as approved by Participant’s supervisor and done in the course of Participant’s employment with Centuri, or as expressly authorized by Centuri.

E.

Should Participant’s employment at Centuri be terminated (for voluntarily or involuntarily, with or without cause), Participant shall immediately return to Centuri any and all documents and tangible items (and all copies, facsimiles and specimens thereof) embodying or containing any Protected Information belonging to Centuri or any Customer or both, along with all copies, facsimiles and specimens thereof, and at no time following Participant’s termination shall he or she disclose or use any Protected Information belonging to Centuri or the Customer, it being expressly understood that Participant has no right to use, practice or disclose the Protected Information for Participant’s own benefit or for the benefit of any third party.

(4)

As used in this Section 3.12, “Customer” shall mean any person or entity for whom Centuri performs services or from whom Centuri, its employees, agents and consultants obtain protected information. “Confidential, Trade Secret and/or Proprietary Information” shall mean any information not generally known in the industries in which Centuri or any Customer is engaged

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in, and includes but is not limited to information relating to any existing or contemplated services, costing data of any sort, technology, concepts, processes, methods, techniques, know-how, business plans, sales or marketing methods of doing business, customer lists, customer usages or requirements, or supplier/subcontractor information, which is owned or licensed by Centuri or its Customer, or is held by Centuri or its Customer in confidence and, to the extent not covered by the foregoing, includes the following:

A.	technical information and know-how on all Centuri products, equipment, processes, services, and systems;

B.	Centuri business planning information, such as new services, customer strategy, expansion plans, relocation, downsizing, acquisition and mergers;

C.	financial information on costs, investments, profit, margins and forecasts;

D.	problems in any area of Centuri’s business;

E.	Centuri production information, progress reports and other productivity information;

F.	marketing strategies, pricing, supplier/subcontractor information, bid information and Centuri developed bid programs;

G.	quality and improvement program results; and

H.	Centuri employee information (such as, but not limited to changes in staffing, relocation, wages and salaries, and bonus program results).

(b)

Nothing contained in this Section 3.12 shall be constructed as precluding the Participant from the use or practice of any skill or expertise generally associated with his or her employment but not special or unique to Centuri.

(c)

Any breach of Section 3.12 or any of its subparts shall constitute grounds for termination (if Participant is still employed at Centuri at time of breach), and shall provide Centuri the basis for obtaining injunctive relief by a court of law (whether permanent or preliminary or a temporary restraining order), and shall entitle Centuri to an action at law or in equity for any damages related to or arising out of any such breach, and shall automatically cause a forfeiture of any and all amounts paid, and a discontinuance of any and all amounts or otherwise due and owing to Participant under the STIP, none of which shall require prior notice.

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3.13	Claims Procedures

(a)

Claims for Benefits. For the purpose of this procedure, a claim for benefits under this Plan is defined as: (a) a request for withdrawal or distribution of funds; or (b) a request for correction of a perceived administrative error.

Any claim for benefits under the Plan must be submitted in writing to the Committee within the “applicable limitations period.” The “applicable limitations period” shall be one year, beginning on the earliest of (a) in the case of any lump-sum payment, the date on which the payment was made, or (b) for all other claims, the date on which the action complained or grieved occurred. If such claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, notify the Participant or Beneficiary or other party making the claim (the “Claimant”) of the denial of the claim. Such notice of denial (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the Claimant, and (c) shall contain (1) the specific reason or reasons for denial of the claim, (2) a specific reference to the pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedures and the time limits applicable to such procedures and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the Claimant which notice shall specify the special circumstances that require an extension of time and the date by which the Committee expects to communicate to the Claimant a decision on the claim. If the claim is denied the Claimant may file a request for review as provided in Section 3.13(b).

(b)

Request for Review. Within sixty (60) days after the receipt of the decision denying a claim by the Claimant, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant or his/her duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee in connection with the review.

(1)

Decision on Review of Denial. The Committee shall deliver to the Claimant a written decision on the review of the denial within a reasonable period of time not to exceed sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for

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processing, the aforesaid sixty (60) day period shall, upon written notice to the Claimant be extended an additional sixty (60) days. Notice of an extension shall be given within the initial sixty (60) day review period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Committee expects to render a decision upon review. Upon review the Claimant shall be given the opportunity to (1) submit written comments, documents, records, and other information relating to its claim and (2) request and receive, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be written in a manner calculated to be understood by the Claimant and, if adverse, shall (1) include the specific reason or reasons for the decision, (2) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (3) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations), and (4) contain a statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

(2)	Notice of Time Limits. When a Participant or a Beneficiary files a claim, the Committee, or its designee, shall notify him or her of the claim and review procedure including the time periods involved.

3.14	Limitation on Claims and Venue.

(a)

No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the Committee’s decision on review (or if no decision is furnished within 120 days of the Committee’s receipt of the request for review, one year after the 120th day after receipt of the request for review). Failure to file suit within this time period shall extinguish any and all rights to benefits under the Plan. Any lawsuit to recover benefits under this Plan shall be filed in Federal District Court in Maricopa County Arizona.

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